AMENDMENT TO FORD MOTOR COMPANY
                           DEFERRED COMPENSATION PLAN
                       (Effective as of September 9, 1998)

Paragraph (d) of Section 4 of the Plan is amended to read as follows:


"(d) Deferrals of Incentive Compensation. Subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, U. S. employees who are eligible to participate in the AIC Plan or the RPM Plan, and who are actively employed by the Company at the time an election is made to defer payment of an award payable under the 1990 Plan or other incentive compensation plan, are eligible to defer payment of from 1% to 100%, in 1% increments, of such award net of applicable taxes, but not less than $1,000 or the equivalent value determined at the time of the deferral, provided that the Compensation and Option Committee has determined that deferrals may be made for such awards. Notwithstanding the foregoing, the Compensation and Option Committee may in its sole discretion allow deferrals under this paragraph (d) by persons that do not meet the eligibility requirements described above."